EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-44017 and 333-88530 on Form S-8 and Registration Statement Nos. 333-129280, 333-136831 and 333-139812 on Form S-3 of our reports dated March 14, 2007, relating to (i) the consolidated financial statements of Lipid Sciences, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption on January 1, 2006 of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment”) and (ii) management’s report on internal control over financial reporting, appearing in this Annual Report on Form 10-K of Lipid Sciences, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
March 14, 2007